Exhibit 10.1
AMENDMENT NO. 2
To
Second Amended and Restated Credit Agreement
Dated as of November 27, 2006
Among
SPIRIT AEROSYSTEMS, INC.
(f/k/a MID-WESTERN AIRCRAFT SYSTEMS, INC.),
a Delaware corporation, as Borrower,
SPIRIT AEROSYSTEMS HOLDINGS, INC.
(f/k/a MID-WESTERN AIRCRAFT SYSTEMS HOLDINGS, INC.),
a Delaware corporation, as Parent Guarantor,
Certain Subsidiaries Identified Therein,
as Guarantors,
The Lending Institutions Identified Therein,
BANK OF AMERICA, N.A.,
as Administrative Agent,
THE ROYAL BANK OF SCOTLAND PLC
and
THE BANK OF NOVA SCOTIA,
as Syndication Agents,
and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
and
BBVA COMPASS,
as Co-Documentation Agents
ARRANGED BY:
BANK OF AMERICA SECURITIES LLC,
RBS SECURITIES INC.,
and
THE BANK OF NOVA SCOTIA,
as Joint Lead Arrangers and Joint Book Runners
for Amendment No. 2

AMENDMENT NO. 2
TO
SECOND AMENDED AND RESTATED
CREDIT AGREEMENT
     This Amendment No. 2, dated as of June 8, 2009 (this “Amendment”), to the Second Amended and Restated Credit Agreement dated as of November 27, 2006 (as amended and modified, the “Credit Agreement”) among SPIRIT AEROSYSTEMS, INC. (f/k/a MID-WESTERN AIRCRAFT SYSTEMS, INC.), a Delaware corporation (the “Borrower”); SPIRIT AEROSYSTEMS HOLDINGS, INC. (f/k/a MID-WESTERN AIRCRAFT SYSTEMS HOLDINGS, INC.), a Delaware corporation (the “Parent Guarantor”); the Guarantors party thereto; BANK OF AMERICA, N.A., as successor Administrative Agent to CITICORP NORTH AMERICA, INC. (“CNAI”); the lending institutions party thereto (the “Lenders”); CITIGROUP GLOBAL MARKETS INC., as Sole Lead Arranger and Bookrunner; THE BANK OF NOVA SCOTIA and ROYAL BANK OF CANADA, as Co-Arrangers and as Co-Syndication Agents; THE BANK OF NOVA SCOTIA, as Issuing Bank; and EXPORT DEVELOPMENT CANADA and CAISSE DE DéPÔT ET PLACEMENT DU QUéBEC, as Co-Documentation Agents. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.
W I T N E S S E T H:
     WHEREAS, the Borrower has requested that the Lenders amend the Credit Agreement to effect the changes described below;
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto hereby agree as follows:
     Section 1. Amendments to the Credit Agreement
     1.1 The definitions of “Administrative Agent”, “Alternate Base Rate”, “Applicable Rate”, “Base Rate”, “Class”, “Collateral Agent”, “Commitment Fee Percentage”, “Eligible Assignee”, “Fee Letter”, “Final Maturity Date”, “Interest Period”, “LIBO Rate”, “Revolving Credit Commitment”, “Revolving Credit Commitment Period”, “Revolving Credit Maturity Date”, “Revolving Lender”, “Swingline Lender” and “Test Period” set forth in Section 1.01 (Definitions) of the Credit Agreement are deleted in their entirety and the following shall be substituted in lieu thereof:
     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent appointed in accordance with Section 8.01.
     “Alternate Base Rate” means for any day, a rate per annum equal to the highest of (a) the Administrative Agent’s Base Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%, and (c) the Daily Floating LIBO Rate in effect on such day plus 1.0%. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Rate or the Daily Floating LIBO Rate shall be effective as of the opening of business on the effective day of such change in the Base Rate, the Federal Funds Rate or the Daily Floating LIBO Rate, respectively.
     “Applicable Rate” means, for any day, (a) with respect to any Term B-1 Loan, the applicable percentage set forth in the table below under the appropriate column:

	Eurodollar Spread	ABR Spread
Term B-1 Loans	1.75%	0.75%
and (b) with respect to Revolving Loans, the Applicable Rate shall mean the applicable percentage set forth in the table below under the appropriate caption:

		Revolving Loans
		Revolving Loans having a		Revolving Loans having a
		Revolving Credit Maturity Date of		Revolving Credit Maturity Date of
		June 30, 2010		June 30, 2012
	Total Leverage Ratio	Eurodollar Spread	ABR Spread	Eurodollar Spread	ABR Spread
Level I	≥2.5:1	2.75%	1.75%	4.00%	3.00%
Level II	<2.5:1 but ≥1.75:1	2.50%	1.50%	3.50%	2.50%
Level III	<1.75:1	2.25%	1.25%	3.00%	2.00%
For purposes of such calculation of the Applicable Rate with respect to Revolving Loans, the Total Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the Borrower’s consolidated financial statements delivered pursuant to Section 5.01(a) or (b). If at any time the Borrower has not submitted to the Administrative Agent the applicable information as and when required under Section 5.01(a) or (b), the Applicable Rate shall be the highest rate set forth in the table above until such time as the Borrower has provided the information required under Section 5.01(a) or (b). Within one (1) Business Day of receipt of the applicable information as and when required under Section 5.01(a) or (b), the Administrative Agent shall give each Lender telefacsimile or telephonic notice (promptly confirmed in writing) of the Applicable Rate in effect from such date.
     “Base Rate” means the rate of interest per annum in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.” The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term B-1 Loan or Swingline Loans, and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or Term B-1 Commitment, and when used in reference to any Lender, refers to whether such Lender is a Revolving Lender or a Term B-1 Lender. For avoidance of doubt, it is understood and agreed that the Non-Extending Revolving Lenders and the Extending Revolving Lenders are Revolving Lenders and therefore are part of the same Class.
     “Collateral Agent” means Bank of America in its capacity as collateral agent under any of the Loan Documents or any successor collateral agent appointed in accordance with Section 8.01.
     “Commitment Fee Percentage” means, for any day, (a) with respect to that portion of any

Revolving Lender’s Revolving Credit Commitment that terminates on June 30, 2010, 0.50% per annum and (b) with respect to that portion of any Revolving Lender’s Revolving Credit Commitment that terminates on June 30, 2012, 0.75% per annum.
     “Eligible Assignee” shall mean (a) if the assignment does not include assignment of a Revolving Credit Commitment, (i) any Lender, (ii) an Affiliate of any Lender, (iii) an Approved Fund and (iv) any other person approved by the Administrative Agent and the Borrower (each such approval not to be unreasonably withheld or delayed) and (b) if the assignment includes assignment of a Revolving Credit Commitment, (i) any Revolving Lender, (ii) an Affiliate of any Revolving Lender and (iii) an Approved Fund of a Revolving Lender, in each case approved by the Issuing Bank (such approval not to be unreasonably withheld or delayed) and (iv) any other Person approved by the Administrative Agent, the Issuing Bank, the Swingline Lender and the Borrower (each such approval not to be unreasonably withheld or delayed); provided that (x) no approval of the Borrower shall be required during the continuance of an Event of Default and (y) “Eligible Assignee” shall not include the Borrower or any of its Affiliates or Subsidiaries or any natural person.
     “Fee Letter” means the Administrative Agent’s Fee Letter, dated June 8, 2009, by and among the Borrower, the Parent Guarantor and the Administrative Agent.
     “Final Maturity Date” means the later of June 30, 2012 and the Term B-1 Loan Maturity Date.
     “Interest Period” means (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months (or if available to all Lenders, 9 or 12 months) thereafter, as the Borrower may elect; or (b) as to any ABR Borrowing (other than a Swingline Borrowing), the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) (A) June 30, 2010, in the case of Revolving Loans having a Revolving Credit Maturity Date of June 30, 2010, (B) June 30, 2012, in the case of Revolving Loans having a Revolving Credit Maturity Date of June 30, 2012 and (C) the Term B-1 Loan Maturity Date, in the case of Term B-1 Loans, and (iii) the date such Borrowing is prepaid in accordance with Section 2.05 or converted to a Eurodollar Loan in accordance with Section 2.03 and (c) as to any Swingline Loan, a period commencing on the date of such Loan and ending on the earliest of (i) the fifth Business Day thereafter, (ii) June 30, 2012 and (iii) the date such Loan is prepaid in accordance with Section 2.05; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
     “LIBO Rate” means with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which Dollar deposits for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurodollar Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or other branch or Affiliate of the Administrative Agent) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Revolving Credit Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder (including without limitation by virtue of an Increase Joinder), expressed in each case as an amount representing the maximum principal amount of such Revolving Lender’s Revolving Credit Exposure hereunder, as the same may be reduced from time to time pursuant to the provisions of this Agreement. The initial amount of each Revolving Lender’s Revolving Credit Commitment is set forth on Schedule 2.01 (in the case of Revolving Credit Commitments in effect on the Amendment No. 2 Effective Date), or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The aggregate amount of the Revolving Lenders’ Revolving Credit Commitments as of the Original Effective Date was $175.0 million and as of the Amendment Effective Date was $400.0 million, as of the Amendment No. 1 Effective Date was $650.0 million and as of the Amendment No. 2 Effective Date is $729.0 million.
     “Revolving Credit Commitment Period” means the period from and including the first Business Day after the Original Effective Date to but not including the applicable Revolving Credit Maturity Date or any earlier date on which the Revolving Credit Commitments to make Revolving Loans pursuant to Section 2.01 shall terminate as provided herein.
     “Revolving Credit Maturity Date” means (a) for $729.0 million of the Revolving Credit Commitments, June 30, 2010 and (b) for $408.8 million of the Revolving Credit Commitments, June 30, 2012.
     “Revolving Lender” means a Lender with a commitment to make Revolving Loans or with any Revolving Credit Exposure, in it capacity as such, including, for the avoidance of doubt, Extending Revolving Lenders and Non-Extending Revolving Lenders, as applicable.
     “Swingline Lender” means Bank of America, in its capacity as lender of Swingline Loans.
     “Test Period” means (i) for each covenant contained in Section 6.13, the four consecutive complete Fiscal Quarters of the Borrower then last ended and (ii) for all other provisions in this Agreement, the four consecutive complete Fiscal Quarters of the Borrower ended as of the time indicated. Compliance with such covenants shall be tested, as of the end of each Test Period, on the date on which the financial statements pursuant to Section 5.01(a) or (b) have been, or should have been, delivered for the applicable fiscal period.
     1.2 Section 1.01 (Definitions) of the Credit Agreement is amended to add the following defined terms in their proper alphabetical order:
     “Amendment No. 2” means that certain Amendment No. 2 to this Agreement dated as of the Amendment No. 2 Effective Date.
     “Amendment No. 2 Effective Date” means June 8, 2009.

     “Bank of America” means Bank of America, N.A.
     “BAS” means Banc of America Securities LLC.
     “BBA LIBOR” has the meaning set forth in the definition of LIBO Rate in Section 1.01.
     “Daily Floating LIBO Rate” means, for any day, the interest rate per annum equal to (a) BBA LIBOR, at approximately 11:00 a.m., London time two Business Days prior to the date of determination (provided that if such day is not a business day in London, the next preceding business day in London) for Dollar deposits being delivered in the London interbank market for a term of one month commencing on the date of determination or (b) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made, continued or converted by the Administrative Agent and with a term equal to one month would be offered by the Administrative Agent’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.
     “Extending Revolving Lenders” means those Revolving Lenders agreeing to extend all or any portion of their Revolving Credit Commitment to June 30, 2012 pursuant to Amendment No. 2, and any of their successors and permitted assigns of such Revolving Credit Commitment in accordance with Section 10.04.
     “Interest Coverage Ratio” means, at any date, the ratio of (a) Consolidated EBITDA for the Test Period most recently ended to (b) Consolidated Interest Expense for the Test Period most recently ended.
     “Non-Extending Revolving Lenders” means those Revolving Lenders whose entire Revolving Credit Commitment terminates on June 30, 2010.
     1.3 The last sentence of Section 2.03(a) (Conversion and Continuation Options for Loans) is amended and restated in its entirety to read as follows:
All of any part of the outstanding Eurodollar Loans or ABR Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the applicable Revolving Credit Maturity Date or the Term B-1 Loan Maturity Date, as applicable.
     1.4 The first proviso in Section 2.03(b) (Conversion and Continuation Options for Loans) is amended and restated in its entirety to read as follows:
provided that no Eurodollar Loan may be continued as such (i) when any Default or Event of Default has occurred and continuing and (ii) after the date that is one month prior to the applicable Revolving Credit Maturity Date or the Term B-1 Loan Maturity Date, as applicable; and
     1.5 The first and second sentences in Section 2.04 (Swingline Loans) are amended and restated in their entirety to read as follows:
(a) Subject to the terms and conditions hereof, the Swingline Lender may, in its sole discretion and in reliance upon the commitments of the other Lenders set forth herein, make swingline loans (individually, a “Swingline Loan” and collectively, the “Swingline Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in accordance with the procedures set forth in this Section 2.04, provided that (i) the aggregate principal amount of all Swingline Loans shall not exceed $20.0 million (the “Swingline Sublimit”) at any one time outstanding, (ii) the principal amount of any borrowing of any Swingline Loans may not exceed the aggregate amount of the Available Revolving Credit Commitments of all Revolving Lenders immediately prior to such borrowing or result in the Aggregate Revolving Credit Exposure then outstanding exceeding the Total Revolving Credit Commitments then in effect, and (iii) in no event may Swingline Loans be borrowed hereunder if (A)(x) a Default or Event of Default or Event of Termination shall have occurred and be continuing and (y) such Default or Event of Default or Event of Termination shall not have been subsequently cured or waived. Amounts borrowed under this Section 2.04 may be repaid and, up to but excluding June 30, 2012, reborrowed.
     1.6 Section 2.06(c) (Letters of Credit) is amended and restated in its entirety to read as follows:
               (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) June 25, 2012.
     1.7 Section 2.06(d) (Letters of Credit) is amended to add the following sentence at the end thereof:
It is understood and agreed that with respect to any Letters of Credit having an expiry date later than June 23, 2010, only the Extending Revolving Lenders shall have a participation interest in such Letters of Credit (each such participation interest to be based on such Extending Revolving Lender’s Commitment Percentage of only those aggregate Revolving Credit Commitments with a Revolving Credit Maturity Date of June 30, 2012).
     1.8 Section 2.06(e) (Reimbursement) is amended to add the following sentence at the end thereof:
It is understood and agreed that with respect to any LC Disbursement in respect of any Letter of Credit having an expiry date later than June 23, 2010, only the Extending Revolving Lenders shall have a reimbursement obligation with respect to such Letter of Credit (each such reimbursement obligation to be based on such Extending Revolving Lender’s Commitment Percentage of only those aggregate Revolving Credit Commitments with a Revolving Credit Maturity Date of June 30, 2012).
     1.9 Section 2.07(a)(i) (Repayments of Loans; Evidence of Debt) is amended and restated in its entirety to read as follows:
     (a)(i) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the relevant Lenders in respect of Revolving Credit Borrowings, (A) on June 30, 2010 (or such earlier date as, and to the extent that, such Revolving Loan becomes due and payable pursuant to Section 2.05 or Article VII), the unpaid principal amount of each Revolving Loan having a Revolving Credit Maturity Date of June 30, 2010 and that portion of each Swingline Loan outstanding participated in by a Non-Extending Lender pursuant to Section 2.04(c) and (B) on June 30, 2012 (or such earlier date as, and to the extent that, such Revolving Loan becomes due and payable pursuant to Section 2.05 or Article VII), the unpaid principal amount of each Revolving Loan having a Revolving Credit Maturity Date of June 30, 2012 and each Swingline Loan made to it by each such Lender and
     1.10 Section 2.08(d) (Interest Rates and Payment Dates) is amended and restated in its entirety to read as follows:
     Interest shall be payable in arrears on each Interest Payment Date and on the Term B-1 Loan Maturity Date (in the case of Term B-1 Loans) and the applicable Revolving Credit Maturity Date (in the case of Revolving Loans); provided, that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest in respect of each Loan shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
     1.11 Section 2.10(b) (Fees) is amended to delete the reference to “0.125%” in the first sentence thereof and replace it with “0.25%”.
     1.12 Section 2.11(a) (Termination, Reduction or Adjustment of Commitments) is amended and restated in its entirety to read as follows:
     (a) Unless previously terminated, (i) the Term B-1 Commitments shall terminate at 5:00 pm., New York City time, on the Amendment Effective Date, (ii) the applicable Revolving Credit Commitments shall terminate on the applicable Revolving Credit Maturity Date.
     1.13 Section 2.13(a) (Pro Rata Treatment and Payments) is amended to read as follows:
     (a) Each reduction of the Revolving Credit Commitments of the Revolving Lenders shall be made pro rata according to the amounts of such Revolving Lenders’ Commitment Percentages. Each payment (including each prepayment) by the Borrower on account of principal of and interest on Loans which are ABR Loans shall be made pro rata according to the respective outstanding principal amounts of such ABR Loans then held by the Lenders of the applicable Class, with adjustments, as necessary and appropriate, to reflect the different interest rates payable with respect to Revolving Loans depending on the Revolving Credit Maturity Date of such Revolving Loans and payment of principal to Non-Extending Lenders on the applicable Revolving Credit Maturity Date. Subject to Section 2.05(f), each payment (including each prepayment) by the Borrower on account of principal of and interest on Loans which are Eurodollar Loans designated by the Borrower to be applied to a particular Eurodollar Borrowing shall be made pro rata according to the respective outstanding principal amounts of such Loans then held by the Lenders of the applicable Class, with adjustments, as necessary and appropriate, to reflect the different interest rates payable with respect to Revolving Loans depending on the Revolving Credit Maturity Date of such Revolving Loans and payment of principal to Non-Extending Lenders on their Revolving Credit Maturity Date. Subject to Section 2.05(f), each payment (including each prepayment) by the Borrower on account of principal of and interest on Swingline Loans shall be made pro rata according to the respective outstanding principal amounts of the Swingline Loans or participating interests therein, as the case may be, then held by the relevant Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 10:00 a.m., New York time, on the due date thereof to the Administrative Agent, for the account of the Lenders of the applicable Class, at the

Administrative Agent’s New York office specified in Section 10.01 in the currency in which the applicable obligation is denominated and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders entitled thereto in the same currency as received and promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. For the avoidance of doubt, nothing in this Section 2.13(a) shall prohibit the Borrower from paying, on June 30, 2010, the unpaid principal amount of each Revolving Loan having a Revolving Credit Maturity Date of June 30, 2010 in accordance with the terms of Section 2.07.
     1.14 The first sentence of Section 2.21(a) is amended and restated in its entirety to read as follows:
The Borrower may by written notice to the Administrative Agent elect to request prior to June 30, 2012, an increase to the existing Revolving Credit Commitment by an amount not in excess of $75,000,000 in the aggregate.
     1.15 Section 6.13 (Covenant Leverage Ratio) is amended and restated in its entirety to read as follows:
6.13 Financial Covenants.
     (a) The Borrower will not permit the Covenant Leverage Ratio as of the last day of any Fiscal Quarter to exceed 2.5:1.0.
     (b) The Borrower will not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter to be less than 4.0:1.0.
     1.16 The sixth paragraph of Section 8.01 (The Agents) is amended and restated to read as follows:
     The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York, New York, having combined capital and surplus of at least $500 million, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within sixty (60) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the

Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent. Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Swingline Lender and, if Bank of America is then an Issuing Bank, Bank of America in its capacity as Issuing Bank. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender and, if Bank of America is then an Issuing Bank, Bank of America in its capacity as Issuing Bank, (b) the retiring Swingline Lender and, if Bank of America is then an Issuing Bank, Bank of America in its capacity as Issuing Bank, shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) if Bank of America is then an Issuing Bank, the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
     1.17 Section 10.01(a) (Notices) is amended by amending and restating clauses (i) through (iv) in their entirety to read as follows:
     (i) if to the Borrower, to it at 3801 South Oliver Street, Wichita, Kansas 67210, Attention: Mike L. Williams, with a copy to Courtney S. Marcus, Fulbright & Jaworski L.L.P., 2200 Ross Avenue, Suite 2800, Dallas, Texas 75201; Direct: (214) 855-7464; Fax: (214) 855-8200; Email: cmarcus@fulbright.com;
     (ii) if to the Administrative Agent or the Collateral Agent, to it at 1455 Market Street, 5th Floor, Mail Code CA5-701-05-19, San Francisco, California 94103, Attention: Bob Rittelmeyer; Direct: (415) 436-2616; Fax: (415) 503-5099; Email: robert.j.rittelmeyer@bankofamerica.com;
     (iii) [Reserved];
     (iv) if to the Issuing Bank, to it at The Bank of Nova Scotia, One Liberty Plaza, New York, New York 10006, Attention: Kevin McCarthy, Direct: (212) 225-5074, Fax: (212) 225- 5254; Email: kevin_mccarthy@scotiacapital.com;
     1.18 Section 10.05(a) (Expenses; Indemnity) is amended and restated in its entirety to read as follows:
     (a) The Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and CGMI, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent and the Arrangers, and local counsel, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by BAS, including reasonable fees, charges and disbursements of Moore & Van Allen, PLLC, as counsel for BAS, RBS Securities Inc. and The Bank of Nova Scotia, in connection with preparation of Amendment No. 2 and the extension and syndication of the credit facilities in connection therewith (whether or not the transactions thereby contemplated shall be consummated), (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iv) all reasonable out-of-pocket expenses incurred by the Lead Arranger, the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement (including its rights under this Section), the other Loan Documents or the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent, the Lead Arranger, the Issuing Bank or any Lender; provided, however, that the Borrower shall not be obligated to pay for expenses incurred by a Lender in connection with the assignment of Loans to an assignee Lender (except pursuant to Section 2.20) or the sale of Loans to a Participant pursuant to Section 10.04.
     1.19 Section 10.19 of the Credit Agreement is amended to read as follows (with a conforming change to the table of contents of the Credit Agreement):
     10.19 No Advisory or Fiduciary Responsibility.
     In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, BAS, RBS Securities Inc. and The Bank of Nova Scotia in their capacities as arrangers (for purposes of this Section 10.19, collectively the “Arrangers”) are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any of the Arrangers has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any of the Arrangers has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any of the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     1.20 The Revolving Credit Commitments of each Revolving Lender set forth on Schedule 2.01 of the Credit Agreement are hereby amended and restated to read as set forth on Schedule 1 attached hereto, and Schedule 2.01 of the Credit Agreement shall be deemed amended to reflect such revised Revolving Credit Commitments.
     1.21 The table set forth in Exhibit C of the Credit Agreement (Form of Assignment and Assumption) is hereby amended and restated in its entirety to read as set forth on Exhibit A attached hereto, and Exhibit C of the Credit Agreement shall be deemed amended to reflect such table.
     Section 2. Increase in Revolving Commitments
     (a) Subject to and upon the terms and conditions herein, each Person with an Additional Revolving Credit Commitment (as defined below) on the Amendment No. 2 Effective Date who executes and delivers this Amendment (an “Additional Revolving Lender”) shall become an Extending Revolving Lender under the Credit Agreement with respect to its Additional Revolving Credit Commitment and shall have a Revolving Credit Commitment under the Credit Agreement in the amount of its Additional Revolving Credit Commitment in addition to any Revolving Credit Commitment it has prior to the Amendment No. 2 Effective Date. With respect to each Additional Revolving Lender, the commitment of such Additional Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans under the Credit Agreement, shall be in an amount set forth on Schedule 2 to this Amendment (the “Additional Revolving Credit Commitment”). The aggregate amount of the Additional Revolving Credit Commitments shall equal $79.0 million. The Additional Revolving Credit Commitments and Revolving Loans thereunder established pursuant to this Section shall constitute Revolving Loans and Revolving Credit Commitments under, and shall be entitled to all the benefits afforded by, the Credit Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents.
     (b) On the Amendment No. 2 Effective Date, the Borrower shall repay all outstanding Revolving Loans out of the proceeds of a new borrowing of Revolving Loans under the Credit Agreement and each of the Revolving Lenders having a Revolving Credit Commitment prior to the Amendment No. 2 Effective Date (the “Pre-Amendment Revolving Lenders”) shall assign to each Additional Revolving Lender, and each Additional Revolving Lender shall purchase from each Pre-Amendment Revolving Lender, at the principal amount thereof, such participation interests in LC Exposure and Swingline Loans outstanding on the Amendment No. 2 Effective Date as shall be necessary in order that, after giving effect to all such repayments and reborrowings and assignments and purchases, such Revolving Loans and participation interests in LC Exposure and Swingline Loans will be held by Pre-Amendment Revolving Lenders and Additional Revolving Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the Additional Revolving Credit Commitments.
     Section 3. Conditions Precedent to the Effectiveness of this Amendment.
     This Amendment shall become effective as of the date first written above when, and only when, each of the following conditions precedent shall have been satisfied or waived (the “Amendment No. 2 Effective Date”) by the Administrative Agent:
     3.1 Executed Counterparts. The Administrative Agent shall have received this Amendment, duly executed by the Borrower, the Parent Guarantor, the Subsidiary Guarantors, the Administrative

Agent, the Requisite Lenders, each Revolving Lender agreeing to extend its Revolving Credit Commitment to June 30, 2012 pursuant to the terms hereof and each Additional Revolving Lender with an Additional Revolving Credit Commitment;
     3.2 Interest. The Borrower shall have paid all accrued and unpaid interest on the outstanding Revolving Loans of any Revolving Lender to the extent necessary as a result of the reduced Commitment Percentage of such Revolving Lender on the Amendment No. 2 Effective Date, in each case to, but not including, the Amendment No. 2 Effective Date;
     3.3 Corporate and Other Proceedings. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in all respects to the Administrative Agent;
     3.4 No Default or Event of Default. After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing;
     3.5 Fees and Expenses. The Borrower shall have delivered, by wire transfer of immediately available funds, (a) to Banc of America Securities LLC (“BAS”) (i) for the account of each Lender consenting to this Amendment, an amendment fee in an amount equal to 0.25% of the aggregate principal amount of the Commitments held by such consenting Lenders, which fee shall be earned and payable on the Amendment No. 2 Effective Date and (ii) for the account of each Extending Revolving Lender, an extension fee in an amount as agreed and owing to such Extending Revolving Lenders, which fee shall be earned and payable on the Amendment No. 2 Effective Date, (b) to BAS and Bank of America, payment for all reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of Moore & Van Allen, PLLC) invoiced prior to the Amendment No. 2. Effective Date and due pursuant to Section 5, (c) to CNAI, all reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of Cahill Gordon & Reindel LLP) invoiced prior to the Amendment No. 2 Effective Date, and (d) to each respective party, any other fees owing to BAS, RBS Securities Inc. and The Bank of Nova Scotia, in their capacities as joint lead arrangers (collectively, the “Joint Lead Arrangers”) or Bank of America, in its capacity as Administrative Agent.
     3.6 Opinions of Counsel. The Administrative Agent shall have received (i) a legal opinion, in form and substance reasonably satisfactory to the Administrative Agent, from Fulbright & Jaworski L.L.P., counsel to the Borrower, and (ii) such other opinions of counsel to the Borrower as may be reasonably requested by the Administrative Agent or its counsel.
     3.7 Mortgages. (i) With respect to each Mortgage encumbering Mortgaged Property, an amendment thereof (each a “Mortgage Amendment”) duly executed and acknowledged by the applicable Loan Party, and in form for recording in the recording office where each such Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Collateral Agent.
     (ii) With respect to each Mortgage Amendment, a copy of the existing mortgage title insurance policy and an endorsement with respect thereto (collectively, the “Mortgage Policy”) relating to the Mortgage encumbering such Mortgaged Property assuring the Collateral Agent that the Mortgage, as amended by the Mortgage Amendment, is a valid and enforceable first priority lien on such Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties free and clear of all defects and encumbrances and liens except as expressly permitted by Section 6.02 of the Credit Agreement or by the Collateral Agent, and such Mortgage Policy shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent.

     (iii) With respect to each Mortgage Amendment, opinions of local counsel to the Loan Parties, which opinions (a) shall be addressed to each Agent and each of the Lenders and be dated the Amendment No. 2 Effective Date, (b) shall cover the enforceability of the respective Mortgage as amended by the Mortgage Amendment and such other matters incident to the transactions contemplated herein as the Agents may reasonably request and (c) shall be in form and substance reasonably satisfactory to the Agents.
     Section 4. Representations and Warranties
     On and as of the Amendment No. 2 Effective Date, after giving effect to this Amendment, the Borrower hereby represents and warrants to the Administrative Agent and each Lender as follows:
     4.1 this Amendment has been duly authorized, executed and delivered by the Borrower and each Guarantor and constitutes the legal, valid and binding obligations of the Borrower and each Guarantor enforceable against the Borrower and each Guarantor in accordance with its terms and constitutes the legal, valid and binding obligation of the Borrower and each Guarantor enforceable against the Borrower and each Guarantor in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally;
     4.2 each of the representations and warranties contained in Article III of the Credit Agreement and in each other Loan Document is true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) with the same effect as if then made (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date);
     4.3 no Default or Event of Default has occurred and is continuing; and
     4.4 after giving effect to this Amendment, neither the modification of the Credit Agreement affected pursuant to this Amendment nor the execution, delivery, performance or effectiveness of this Amendment (a) impairs the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred; or (b) requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens, other than the Mortgage Amendments.
     Section 5. Fees and Expenses
     The Borrower agrees to pay promptly (and in any event on the Amendment No. 2 Effective Date) after presentation of an invoice therefor all reasonable out-of-pocket fees and expenses of the Joint Lead Arrangers (including the reasonable fees and out-of-pocket expenses of Moore & Van Allen, PLLC, as counsel to the Joint Lead Arrangers) in connection with the preparation, negotiation, execution and delivery of this Amendment.
     Section 6. Reference to the Effect on the Loan Documents
     6.1 As of the Amendment No. 2 Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Loan Documents to the Credit Agreement (including, without limitation, by means of words like

“thereunder”, “thereof’ and words of like import), shall mean and be a reference to the Credit Agreement, as amended hereby, and this Amendment and the Credit Agreement shall be read together and construed as a single instrument. Each of the table of contents and lists of Exhibits and Schedules of the Credit Agreement shall be amended to reflect the changes made in this Amendment as of the Amendment No. 2 Effective Date.
     6.2 Except as expressly amended hereby or specifically waived above, all of the terms and provisions of the Credit Agreement and all other Loan Documents are and shall remain in full force and effect and are hereby ratified and confirmed.
     6.3 The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders, the Borrower, Lead Arranger or the Administrative Agent under any of the Loan Documents, nor constitute a waiver or amendment of any other provision of any of the Loan Documents or for any purpose except as expressly set forth herein.
     6.4 This Amendment is a Loan Document.
     Section 7. Execution in Counterparts
     This Amendment may be executed by the parties hereto in several counterparts (including by facsimile), each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.
     Section 8. Governing Law
     THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     Section 9. Headings
     The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.
     Section 10. Notices
     All communications and notices hereunder shall be given as provided in the Credit Agreement.
     Section 11. Severability
     The fact that any term or provision of this Amendment is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.
     Section 12. Successors
     The terms of this Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

     Section 13. Cross-References
     References in this Amendment to any Section are, unless otherwise specified or otherwise required by the context, to such Section of this Amendment.
     Section 14. Affirmations
     14.1 Each Loan Party signatory hereto hereby (a) ratifies and affirms its obligations under the Loan Documents (including guarantees and security agreements) executed by the undersigned and (b) acknowledges, renews and extends its continued liability under all such Loan Documents and agrees such Loan Documents remain in full force and effect, in each case, as modified by this Amendment.
     14.2 Each Loan Party signatory hereto hereby reaffirms, as of the Amendment No. 2 Effective Date, (a) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment and the transactions contemplated thereby, and (b) its guarantee of payment of the Obligations (including, without limitation, all Obligations related to the Additional Revolving Credit Commitments) pursuant to the Guarantee and the Lien on the Collateral securing payment of the Obligations (including, without limitation, all Obligations relating to the Additional Revolving Credit Commitments) pursuant to the Security Documents.
     14.3 Each Loan Party signatory hereto hereby certifies that, as of the date hereof (both before and after giving effect to the occurrence of the Amendment No. 2 Effective Date), the representations and warranties made by it contained in the Loan Documents to which it is a party are true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) with the same effect as if then made (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date).
     14.4 Each Loan Party signatory hereto hereby acknowledges and agrees that the acceptance by the Administrative Agent, each Lender and each other Agent of this document shall not be construed in any manner to establish any course of dealing on any Agent’s or Lender’s part, including the providing of any notice or the requesting of any acknowledgment not otherwise expressly provided for in any Loan Document with respect to any future amendment, waiver, supplement or other modification to any Loan Document or any arrangement contemplated by any Loan Document.
     14.5 Each Loan Party signatory hereto hereby represents and warrants that, immediately after giving effect to this Amendment, each Loan Document, in each case as modified by this Amendment (where applicable), to which it is a party continues to be a legal, valid and binding obligation of the undersigned, enforceable against such party in accordance with its terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).
     Section 15. Successor Administrative Agent and Collateral Agent
     15.1 Effective as of the Amendment No. 2 Effective Date, CNAI has resigned as Administrative Agent and Collateral Agent under the Loan Documents pursuant to that certain Successor Agent Agreement among CNAI, Bank of America and the Borrower dated as of the date hereof, and Bank of America has agreed to be appointed as successor Administrative Agent and Collateral Agent under the Loan Documents, in each case in accordance with Section 8.01 of the Credit Agreement.
     15.2 Each of the parties hereto hereby (a) acknowledges the resignation of CNAI as Administrative Agent and Collateral Agent under the Loan Documents, (b) waives any requirement under the Credit Agreement (including, without limitation, Section 8.01 of the Credit Agreement) that CNAI must provide prior written notice prior to its resignation as Administrative Agent or Collateral Agent and (c) agrees that CNAI’s resignation is effective as of the Amendment No. 2 Effective Date. In furtherance of the foregoing, all references to CNAI in its capacity as the Administrative Agent or Collateral Agent in the Credit Agreement and the other Loan Documents are hereby amended to reference Bank of America as the Administrative Agent and Collateral Agent thereunder.
     15.3 Effective as of the Amendment No. 2 Effective Date, each of the undersigned Lenders hereby (a) appoints Bank of America as successor Administrative Agent and Collateral Agent under the Loan Documents, and (b) acknowledges and agrees that Bank of America, in its capacity as successor Administrative Agent and Collateral Agent under the Loan Documents, is the beneficiary of Section 8.01 of the Credit Agreement and all other indemnification and exculpatory provisions of the Loan Documents applicable to the Administrative Agent and the Collateral Agent; provided, that under no circumstances does Bank of America assume, nor shall Bank of America be deemed to assume or be responsible for any obligations of the Administrative Agent or Collateral Agent under or pursuant to any Loan Document arising prior to the Amendment No. 2 Effective Date.
Notwithstanding the foregoing, it is understood and agreed that (i) the provisions of Article VIII and Section 10.05 of the Credit Agreement (as in effect prior to the Amendment No. 2 Effective Date) shall continue in effect for the benefit of CNAI in respect of any action taken or omitted to be taken by it while it was acting as Administrative Agent or Collateral Agent under the Credit Agreement and (ii) CNAI shall be an express third party beneficiary of this Section 15 of the Amendment.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers and general partners thereunto duly authorized, as of the date first written above.

SPIRIT AEROSYSTEMS, INC.

By: Name:	/s/ Andrew Shact Andrew Shact
Title:	Vice President of Tax

SPIRIT AEROSYSTEMS HOLDINGS, INC.

By: Name:	/s/ Andrew Shact Andrew Shact
Title:	Vice President of Tax

SPIRIT AEROSYSTEMS INTERNATIONAL HOLDINGS, INC.

By: Name:	/s/ Andrew Shact Andrew Shact
Title:	Vice President of Tax

SPIRIT AEROSYSTEMS FINANCE, INC.

By: Name:	/s/ Ulrich Schmidt Ulrich Schmidt
Title:	Chief Financial Officer

SPIRIT AEROSYSTEMS INVESTCO, LLC

By: Name:	/s/ Joseph T. Boyle Joseph T. Boyle
Title:	Assistant Secretary

SPIRIT AEROSYSTEMS NORTH CAROLINA, INC.

By: Name:	/s/ Andrew Shact Andrew Shact
Title:	President

SPIRIT AEROSYSTEMS OPERATIONS INTERNATIONAL, INC.

By: Name:	/s/ Andrew Shact Andrew Shact
Title:	President
AMENDMENT NO. 2
SPIRIT AEROSYSTEMS, INC.

Bank of America, N.A.,
As Administrative Agent and Collateral Agent

By: Name:	/s/ Robert Rittelmeyer Robert Rittelmeyer
Title:	Vice President
AMENDMENT NO. 2
SPIRIT AEROSYSTEMS, INC.

As a Lender	,

By: Name:
Title:
AMENDMENT NO. 2
SPIRIT AEROSYSTEMS, INC.

SCHEDULE 1
Revolving Credit Commitments

	Revolving Credit		Revolving Credit
	Commitments through	Commitment	Commitments through	Commitment	Total Commitment
Lenders	June 30, 2010	Percentage	June 30, 2012	Percentage	Percentage
BANK OF AMERICA, N.A.	$40,000,000.00	5.486968450%	$40,000,000.00	9.784735812%	5.486968450%
CITICORP NORTH AMERICA, INC.	$40,000,000.00	5.486968450%	—	0.000000000%	5.486968450%
THE BANK OF NOVA SCOTIA	$50,000,000.00	6.858710562%	$50,000,000.00	12.230919765%	6.858710562%
ROYAL BANK OF SCOTLAND	$50,000,000.00	6.858710562%	$50,000,000.00	12.230919765%	6.858710562%
THE BANK OF NEW YORK MELLON	$35,000,000.00	4.801097394%	$25,000,000.00	6.115459883%	4.801097394%
MORGAN STANLEY BANK, N.A.	$35,000,000.00	4.801097394%	$20,300,000.00	4.965753425%	4.801097394%
CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC	$31,000,000.00	4.252400549%	—	0.000000000%	4.252400549%
THE BANK OF TOKYO-MITSUBISHI UFJ LTD.	$30,000,000.00	4.115226337%	$30,000,000.00	7.338551859%	4.115226337%
BNP PARIBAS	$30,000,000.00	4.115226337%	—	0.000000000%	4.115226337%
GENERAL ELECTRIC CAPITAL CORPORATION	$30,000,000.00	4.115226337%	—	0.000000000%	4.115226337%
COMPASS BANK	$29,500,000.00	4.046639232%	$29,500,000.00	7.216242661%	4.046639232%
ROYAL BANK OF CANADA	$29,000,000.00	3.978052126%	$15,000,000.00	3.669275930%	3.978052126%
CREDIT SUISSE, CAYMAN ISLANDS BRANCH	$25,000,000.00	3.429355281%	$15,000,000.00	3.669275930%	3.429355281%
EXPORT DEVELOPMENT CANADA	$21,000,000.00	2.880658436%	$21,000,000.00	5.136986301%	2.880658436%
HSBC BANK USA, NATIONAL ASSOCIATION	$20,000,000.00	2.743484225%	$20,000,000.00	4.892367906%	2.743484225%
KEYBANK NATIONAL ASSOCIATION	$20,000,000.00	2.743484225%	—	0.000000000%	2.743484225%
COMERICA BANK	$18,000,000.00	2.469135802%	$18,000,000.00	4.403131115%	2.469135802%
WACHOVIA BANK, NATIONAL ASSOCIATION	$17,000,000.00	2.331961591%	—	0.000000000%	2.331961591%
KBC BANK N.V.	$15,000,000.00	2.057613169%	—	0.000000000%	2.057613169%
LANDESBANK BADEN-WÜRTTEMBERG (LBBW)	$15,000,000.00	2.057613169%	—	0.000000000%	2.057613169%
US BANK NATIONAL ASSOCIATION	$15,000,000.00	2.057613169%	$15,000,000.00	3.669275930%	2.057613169%
BARCLAYS BANK PLC	$15,000,000.00	2.057613169%	$15,000,000.00	3.669275930%	2.057613169%
NATIONWIDE LIFE INSURANCE COMPANY	$13,000,000.00	1.783264746%	—	0.000000000%	1.783264746%
METROPOLITAN LIFE INSURANCE COMPANY OF CONNECTICUT	$12,500,000.00	1.714677641%	—	0.000000000%	1.714677641%
DEUTSCHE BANK TRUST COMPANY AMERICAS	$10,000,000.00	1.371742113%	$10,000,000.00	2.446183953%	1.371742113%
IBM CREDIT LLC	$10,000,000.00	1.371742113%	—	0.000000000%	1.371742113%
JPMORGAN CHASE BANK, N.A.	$10,000,000.00	1.371742113%	—	0.000000000%	1.371742113%
MERRILL LYNCH CAPITAL CORP	$10,000,000.00	1.371742113%	$10,000,000.00	2.446183953%	1.371742113%
THE NORTHERN TRUST COMPANY	$10,000,000.00	1.371742113%	$10,000,000.00	2.446183953%	1.371742113%
SUMITOMO MITSUI BANKING CORPORATION	$10,000,000.00	1.371742113%	$10,000,000.00	2.446183953%	1.371742113%
MEGA INTERNATIONAL COMMERCIAL BANK, SILICON VALLEY BRANCH	$8,000,000.00	1.097393690%	—	0.000000000%	1.097393690%
NATIXIS	$6,000,000.00	0.823045268%	—	0.000000000%	0.823045268%
STATE BANK OF INDIA	$5,000,000.00	0.685871056%	$5,000,000.00	1.223091977%	0.685871056%
JEFFERIES FINANCE LLC	$3,500,000.00	0.480109739%	—	0.000000000%	0.480109739%
BAKER STREET FUNDING CLO 2005-I LTD.	$3,000,000.00	0.411522634%	—	0.000000000%	0.411522634%
C.I.T. LEASING CORPORATION	$3,000,000.00	0.411522634%	—	0.000000000%	0.411522634%
LOAN FUNDING XIII	$2,500,000.00	0.342935528%	—	0.000000000%	0.342935528%
NATIONWIDE MUTUAL INSURANCE COMPANY	$2,000,000.00	0.274348423%	—	0.000000000%	0.274348423%
	$729,000,000.00	100.000000000%	$408,800,000.00	100.000000000%	100.000000000%

SCHEDULE 2
ADDITIONAL REVOLVING COMMITMENTS

Additional
Revolving
Credit
Lenders	Commitments
BBVA Compass Bank	$29,500,000.00
Barclays	$15,000,000.00
Royal Bank of Scotland	$15,000,000.00
The Bank of Nova Scotia	$14,500,000.00
State Bank of India	$5,000,000.00
Total:	$79,000,000.00

EXHIBIT A
Form of Table to Amend and Restate the Table Set Forth in Exhibit C of the Credit Agreement (Form of Assignment and Acceptance)

Percentage Assigned of such
aggregate Revolving Credit
Commitments (set forth, to at least
8 decimals, as a percentage of the
aggregate Revolving Credit
	Principal Amount	Commitments of all Lenders
Class of Interest	Assigned	thereunder)
Revolving Credit Commitment with a Revolving Credit Maturity Date of [June 30, 2010] [June 30, 2012]:	$	%

Revolving Loans with a Revolving Credit Maturity Date of [June 30, 2010] [June 30, 2012]:

Term B-1 Loans: